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                                                                 Exhibit (a)(5)

ACCRUE SOFTWARE, INC.  [ACCRUE LOGO]
48634 Milmont Drive
Fremont, CA 94598
Phone: 510-580-4500   Fax 510-580-4504
www.Accrue.com



                                  March 5, 2002


TO EMPLOYEES TENDERING OPTIONS TO PURCHASE COMMON STOCK UNDER THE ELIGIBLE STOCK PLANS HAVING AN EXERCISE PRICE IN EXCESS OF $4.13 PER SHARE:

        This letter provides the results of our offer to exchange all outstanding options to purchase common stock having an exercise price in excess of $4.13 per share under the Eligible Stock Plans for new options under our 1996 Stock Plan. The Eligible Stock Plans include the Accrue Software, Inc. 1996 Stock Plan, the Accrue Software Inc. 1999 Director's Stock Option Plan, the Accrue Software, Inc. 2000 Non-Executive Stock Option Plan, the Neovista Software, Inc. 1991 Incentive Stock Option Plan and the Neovista Software, Inc. 1991 Non-Qualified Stock Option Plan.

        The offer expired at 6:00 p.m., California time, on March 4, 2002 . On March 5, 2002 pursuant to the terms and conditions of the offer, we accepted for exchange options tendered for a total of [____________] shares of common stock and canceled all such options.

        We have accepted for exchange and canceled the options tendered by you that were exercisable for the number of option shares as set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the offer, you will have the right to receive a new option under the 1996 Stock Plan for the number of shares of common stock that is equal to the number of option shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events.

        The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our common stock on the Nasdaq National Market on the date of grant. As this date is in the future, we cannot predict the exercise price of the new options.

        Each new option will have a vesting commencement date of September 30, 2001 and a three year vesting schedule, with 1/3rd of the options vesting on the first anniversary of the vesting commencement date and 1/36th of the options vesting at the end of each succeeding month for the next 24 months. Each new option will also provide for the vesting of an additional 25% of the shares subject to the new option in the event the option holder's employment or director relationship with the Company is terminated without cause in connection with or within three months following the sale or merger of the Company. The vesting schedule of the new option means that the total number of shares vested under the new option as of the date of grant


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may not be equal to the number of shares that would have been vested on that date under the exchanged option had the exchanged option not been canceled but instead continued to vest in accordance with its terms.

        In accordance with the terms of the offer to exchange, we will grant you the new option on or about September 7, 2002. At that time, as described in the offer to exchange, we will enter into a new option agreement with you.

        In accordance with the terms of the offer to exchange, you must be an employee or director of Accrue Software, Inc. or one of our subsidiaries continuously from the date you tender options through the date we grant the new options in order to receive new options. If for any reason you are not an employee or a director of Accrue Software, Inc. continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. The tendered options have been canceled whether or not vested prior to the tender.

        If you have any questions about your rights in connection with the grant of a new option, please call the undersigned or Ann Allison-Marsh at (510) 580-4500.



                                             Sincerely,


                                             Accrue Software, Inc.


                                             /s/ Gregory S. Carson
                                             ----------------------------------
                                             Gregory S. Carson
                                             Chief Financial Officer


Attachment



                                      -2-

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                                  Attachment A




                                                              No. of Unexercised Option Shares
Optionee Name          Grant Date of Tendered Option               Under Tendered Option
-------------          -----------------------------          --------------------------------



